                                                                  SUB-ITEM 77Q2

                   INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND
   (FORMERLY KNOWN AS INVESCO VAN KAMPEN DYNAMIC CREDIT OPPORTUNITIES FUND)

   Based upon its review of the copies of all such filings received by it, Invesco Dynamic Credit Opportunities Fund believes that, during the fiscal year ended February 28, 2013, all filing requirements applicable to its Reporting Persons were met except that Form 4 reports covering (i) a disposition of the Fund's Shares held by Wayne W. Whalen and (ii) a purchase of the Fund's Shares by Wayne W. Whalen were not filed in a timely manner.